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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

REGMA BIO TECHNOLOGIES LIMITED
(Exact name of registrant as specified in charter.)

NEVADA (State of other jurisdiction or organization)	Not Available (I.R.S. Employer of incorporation Identification Number)

217 Plaza
535 Kings Road
London, England
SW10 0SZ, UK
44 207 351 0005
(Address and telephone of executive offices, including zip code.)

THE REGMA BIO TECHNOLOGIES LIMITED
2002 NONQUALIFYING STOCK OPTION PLAN

David D. Rooke, President
REGMA BIO TECHNOLOGIES LTD.
217 Plaza
535 Kings Road
London, England
SW10 0SZ, UK
44 207 351 0005
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]
Common Shares, $0.001 par value, issuable upon exercise of stock options by Grantees	7,500,000	$ 2.40	$ 18,000,000.00	$ 4,500.00
Totals	7,500,000	$ 2.40	$ 18,000,000.00	$ 4,500.00

[1] Based upon the mean between the closing bid and ask prices for common shares on April 10, 2002, in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company hereby incorporates by reference all reports, registration statements and proxy statements filed with the Securities and Exchange Commission.

All other reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock.

The authorized Common Stock of the Company consists of 200,000,000 shares of $0.001 par value Common Stock. As of April 10, 2002, 30,150,000 shares are issued and outstanding. 28,205,561 shares are restricted securities as that term is defined in Reg. 144 of the Securities Act of 1933, as amended (the "Act") and 1,944,439 shares are freely tradeable without restriction or further registration under Act except for shares owned by existing "affiliates" of the Company, which may be subject to the limitations of Reg. 144 promulgated under the Act.

In general, under Reg. 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of the Company's Common Stock.

All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.

Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Pacific Stock Transfer Company, 500 East Warm Springs, Suite 240, Las Vegas, Nevada 89119 is the Company's transfer agent. Its telephone number is (702) 361-3033.

The Registrant is authorized to issue only one class of securities, being comprised of $0.001 par value common stock.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes and certain provisions of the Company's Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Bylaws and to the statutory provisions.

In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought an behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

ITEM 7. EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8. EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form 10SB Registration Statement filed with the Securities and Exchange Commission, SEC file #000-30995 on July 7, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1 3.2 3.3 4.1	Articles of Incorporation of L.C.M. Equity, Inc. Bylaws of L.C.M. Equity, Inc. Articles of Incorporation of Uscribble. Specimen Stock Certificate.

The following Exhibits are incorporated herein by reference from the Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission, on November 13, 2001. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
10.1	Acquisition Agreement

The following Exhibits are incorporated herein by reference from the Registrant's Form 10-KSB Registration Statement filed with the Securities and Exchange Commission, on April 1, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.4 99.1 99.2	Amended Articles of Incorporation Lease - Kings Road Lease - Porton Down

The following documents are incorporated herein:

Exhibit No.	Description
5.1 10.2 23.1 23.2

Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
2002 Nonqualifying Stock Option Plan.
Consent of BDO Stoy Hayward, Independent Auditors.
Consent of Conrad C. Lysiak, Attorney at Law.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 10th day of April, 2002.

REGMA BIO TECHNOLOGIES LIMITED (Registrant)
BY:	/s/ David Rooke David Rooke, Ph.D., President, Chief Executive Officer and member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Caisey Harlingten Caisey Harlingten	Chairman of the Board of Directors	04/10/2002
/s/ David Rooke David Rooke, Ph.D.	President, Chief Executive Officer and a member of the Board of Directors	04/10/2002
/s/ Graham Hughes Graham Hughes	Secretary/Treasurer, Chief Financial Officer and a member of the Board of Directors	04/10/2002